As filed with the Securities and Exchange Commission on September 12, 2007

Registration No. 333-38151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CHOLESTECH CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-3065493
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3347 Investment Boulevard

Hayward, CA 94545

(510) 732-7200

(Address, including zip code, of principal executive offices)

1997 Stock Incentive Program

(Full Titles of the Plans)

Warren E. Pinckert II

President and Chief Executive Officer

Cholestech Corporation

3347 Investment Boulevard

Hayward, CA 94545

(Name and address of agent for service)

(510) 732-7200

(Telephone number, including area code, of agent for service)

The Registration Statement on Form S-8 (Registration No. 333-38151) (the “Registration Statement”) of Cholestech Corporation (“Cholestech”) pertaining to the registration of certain shares of Cholestech’s common stock, no par value (“Cholestech Common Stock”), issuable to eligible employees, directors and consultants of Cholestech under the 1997 Stock Incentive Program, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on October 17, 1997.

Cholestech, Inverness Medical Innovations, Inc. (“Inverness”) and Iris Merger Sub, Inc., an indirect wholly-owned subsidiary of Inverness (“Purchaser”), entered into an Agreement and Plan of Reorganization, dated as of June 4, 2007 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into Cholestech with Cholestech surviving as a wholly-owned subsidiary of Inverness and the conversion of each outstanding share of Cholestech Common Stock into the right to receive 0.43642 shares of common stock, par value $0.001 per share of Inverness (the “Merger”).

On September 12, 2007, Purchaser acquired the outstanding Cholestech Common Stock, and, subsequently effected the Merger pursuant to Section 1103 of the Corporations Code of the State of California.  The Merger became effective as specified in an Agreement of Merger filed with the Secretary of State of the State of California on September 12, 2007 (the “Merger Date”).

As a result of the Merger, Cholestech has terminated all offerings of Cholestech Common Stock pursuant to its existing registration statements, including the Registration Statement.  Accordingly, Cholestech hereby removes from registration all shares of Cholestech Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on September 12, 2007.

CHOLESTECH CORPORATION

By:	/s/ Warren E. Pinckert II
Warren E. Pinckert II
President and Chief Executive Officer